EXHIBIT 8


                                February 25, 1999




Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut  06702

Board of Directors
Maritime Bank & Trust Company
130 Westbrook Road
Essex, Connecticut  06426-1149

Gentlemen/Ladies:

     This opinion is being delivered to you in accordance with Section 7.1(f) of the Agreement and Plan of Merger (the "Agreement"), dated as of November 3, 1998, by and among Webster Financial Corporation ("Webster"), a Delaware corporation, Webster Bank ("Webster Bank"), a federally chartered savings bank and a wholly owned subsidiary of Webster, and Maritime Bank & Trust Company ("Maritime Bank"), a Connecticut-chartered commercial bank. Pursuant to the Agreement, Maritime Bank will be merged with and into Webster Bank (the "Merger").

     In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 of Webster (File No. 333-71141) filed with the Securities and Exchange Commission on January 25, 1999, as amended by Pre-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") and/or the Proxy Statement/Prospectus of Webster and Maritime Bank; (3) representations and certifications made to us by Webster (attached hereto as Exhibit A); (4) representations and certifications made to us by Maritime Bank (attached hereto as Exhibit B); (5) such other instruments and documents related to the formation, organization and operation of Webster, Webster Bank and Maritime Bank or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. 1/

--------
1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


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Board of Directors
Webster Financial Corporation
Maritime Bank & Trust Company
February 25, 1999
Page 2

                            The Proposed Transaction

     Based solely upon our review of the documents set forth above, and upon such information as Webster, Webster Bank and Maritime Bank have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     Webster is the owner of all of the outstanding stock of Webster Bank. Through Webster Bank, Webster currently serves customers from over 100 banking offices, three commercial banking centers and more than 174 ATMs located in Hartford, New Haven, Fairfield, Litchfield and Middlesex Counties in Connecticut. On November 11, 1998, Webster announced that it had signed a definitive merger agreement to acquire Village Bancorp, Inc. ("Village"), the holding company of The Village Bank & Trust Company ("Village Bank") (the "Village Merger"). Pursuant to the Village Merger, Village will merge with and into Webster and Village Bank will merge with and into Webster Bank.

     Maritime Bank is a Connecticut-chartered commercial bank headquartered in Essex, Connecticut. Maritime Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential real estate loans, and in consumer and small business loans. Maritime Bank currently serves customers from three banking offices located in Middlesex and New London Counties, Connecticut.

     The purpose of the Merger is to enable Webster to acquire the assets and business of Maritime Bank. After the Merger, it is anticipated that Maritime Bank's three branch banking offices will remain open and will be operated as banking offices of Webster Bank. The Merger will result in an expansion of Webster Bank's primary market area to include Maritime Bank's banking offices in Middlesex County, where Webster currently operates banking offices, and New London County, Connecticut, where Webster currently does not have any offices. Webster expects to achieve reductions in the current operating expenses of Maritime Bank upon the consolidation of Maritime Bank's operations into Webster Bank.

     It is proposed that pursuant to the Agreement, the Banking Law of Connecticut, the Home Owners' Loan Act and the rules and regulations of the Office of Thrift Supervision thereunder, Maritime Bank merge with and into Webster Bank. As a result of the Merger, Maritime Bank's corporate existence will cease and Webster Bank will be the surviving bank and a wholly-owned subsidiary of Webster. As the surviving bank, Webster Bank will succeed to all of the assets and liabilities of Maritime Bank.

     By virtue of the Merger, each share of Maritime Bank Common Stock issued and outstanding prior to the Effective Time (other than Dissenting Shares and certain other shares) will be converted into and exchangeable for that number of shares of Webster Common Stock determined as provided in the Agreement. Certificates for fractions of shares of Webster Common Stock will not be issued. In lieu of a fraction of a share of Webster Common Stock, each holder of Maritime Bank Common Stock otherwise entitled to a fraction of a share of the Webster Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the Webster Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the closing time average market value of the Webster Common Stock, which shall be deemed to be the average of the daily closing prices per share for Webster Common Stock for the fifteen consecutive trading days on which shares of Webster Common Stock are actually traded ending on the third trading day preceding the Closing Date. Shares of Maritime Bank Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly dissented within the meaning of the applicable provisions of the Connecticut Business Corporation Act will not be


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Board of Directors
Webster Financial Corporation
Maritime Bank & Trust Company
February 25, 1999
Page 3


converted into the right to receive shares of Webster Common Stock, unless and until such shareholders have failed to perfect or have effectively withdrawn or lost their right to payment under applicable law.

     At the Effective Time, each option granted by Maritime Bank to purchase shares of Maritime Bank Common Stock under the Maritime Bank Stock Plan which is outstanding and unexercised immediately prior thereto will be converted automatically into an option to purchase shares of Webster Common Stock, with adjustment in the number of shares and exercise price to reflect the Exchange Ratio.

                         Assumptions and Representations

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. The Merger will be consummated in accordance with applicable state and federal law and will qualify as a statutory merger under applicable state and federal law.

     3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Webster, Webster Bank and Maritime Bank will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

     Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are


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Board of Directors
Webster Financial Corporation
Maritime Bank & Trust Company
February 25, 1999
Page 4


not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Webster nor Maritime Bank has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

     2. This letter  addresses  only the  specific  tax opinion set forth above.
This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of Maritime Bank or that may be relevant to particular classes of Maritime Bank shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of Maritime Bank Common Stock who receives an option to purchase shares of Webster Common Stock in exchange therefor pursuant to the Merger.

     4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed
Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


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Board of Directors
Webster Financial Corporation
Maritime Bank & Trust Company
February 25, 1999
Page 5


     This opinion is provided to Webster and Maritime Bank only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Webster, Maritime Bank and the Maritime Bank shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the filing of our opinion with the Office of Thrift Supervision. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                                          Sincerely yours,



                                                          HOGAN & HARTSON L.L.P.